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                                                                    EXHIBIT 23.1


The Board of Directors
Mercury General Corporation:

We consent to the use of our report incorporated herein by reference.

Our report refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



                                     KPMG Peat Marwick LLP



Los Angeles, California
March 8, 1996